EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-8, for the registration of 35,000 shares of common stock of Pegasi Energy Resources Corporation, of our report dated July 8, 2008 relating to the consolidated financial statements of Pegasi Energy Resources Corporation.

/s/ Whitley Penn LLP

Whitley Penn LLP
Fort Worth, Texas

September 4, 2008